Exhibit 10.98
Nonemployee Director Compensation Guidelines
          Following a review conducted by the Compensation Committee of changing practices for compensating outside directors, on February 12, 2008, the Board of Directors approved a new compensation arrangement for recognizing the service of outside directors and more closely aligning their overall compensation with the interests of other shareholders. The Chairman of the Board of Directors will receive an annual fee of $50,000 paid in equal quarterly increments. Each nonemployee director will continue to receive an annual fee of $25,000 paid in equal quarterly increments. The chairperson of each standing committee will receive an annual fee of $7,500 and each non-chair committee member will receive an annual fee of $5,000, payable quarterly. Directors will not be paid a separate amount for each board or committee meeting attended. Each nonemployee director who continues to serve beyond an Annual Shareholder Meeting will also receive a stock option to purchase 55,000 shares granted on the date of each Annual Meeting, with an exercise price equal to the fair market value of the common stock on the date of grant, and will vest in equal quarterly increments over a period of one year. In addition, the Chairman of the Board of Directors, who continues to serve beyond an Annual Shareholder Meeting, will be granted restricted stock equal to $45,000 on the date of each Annual Meeting. Newly elected directors joining the Board during the period between shareholder meetings will receive a grant for a pro rata amount of the 55,000 shares subject to option (reflecting the period of time until the next annual meeting). These equity grants will be made under the terms of the existing equity compensation plans. These new arrangements replaced the previous nonemployee director compensation program. On May 9, 2008, the Board of Directors passed a resolution granting Timothy Mayleben an incremental $25,000 per annum (payable quarterly) stipend in consideration of his providing on behalf of the Board ongoing special oversight and advice to the Company on strategic and other matters, including without limitation financing alternatives, partnership opportunities and other strategic alternatives.